Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

APi Group Corporation:

We consent to the use of our reports dated March 1, 2023, with respect to the consolidated financial statements of APi Group Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

May 4, 2023